Exhibit 99.1

Hoku Corporation Reports Third Quarter Fiscal Year 2011 Results

HONOLULU, HI, February 10, 2011 – Hoku Corporation (NASDAQ: HOKU), a solar energy products and services company, today announced its financial results for the third quarter ended December 31, 2010 and provided a general update on its business.

Financial Results

Revenue for the quarters ended December 31, 2010 and 2009 were $1.2 million and $259,000, respectively.  Revenue for both periods were derived primarily from photovoltaic, or PV, system installation and related service contracts. As of December 31, 2010 deferred revenue of $65,000 was attributable to PV system installations and related service contracts.

Net loss for the quarter ended December 31, 2010, computed in accordance with U.S. generally accepted accounting principles, or GAAP, was $3.0 million, or $0.06 per diluted share, compared to $1.3 million, or $0.06 per diluted share, for the same period in fiscal 2010.

Non-GAAP net loss for the quarter ended December 31, 2010, which excludes the effect of stock-based compensation, was $2.9 million, or $0.05 per diluted share, compared to $969,000, or $0.05 per diluted share, for the same period in fiscal 2010. Non-GAAP net loss for the quarters ended December 31, 2010 and 2009 excludes non-cash stock-based compensation of $175,000 and $296,000, respectively. The accompanying schedules provide a reconciliation of net loss per share computed on a GAAP basis to net loss per share computed on a non-GAAP basis.

Summarizing the Company’s progress during the quarter, Scott Paul, president and chief executive officer of Hoku Corporation, said, “On a year-over-year basis, we had a significant improvement in our quarterly revenues from Hoku Solar. This reflects our ongoing effort to earn market share as both a PV integrator and solar project developer. In Idaho, we focused on continued construction of the first 2,500 metric tons of production capacity. Additionally, with the continued backing of Tianwei, we secured $67.5 million in debt financing during the third quarter and $19.5 million more in January 2011.  Furthermore, Tianwei also agreed to support another $19 million credit agreement, which we finalized this week.”

Business Updates

Hoku Materials Polysilicon Plant Update

Commenting on the Company's polysilicon subsidiary, Hoku Materials, Inc., Mr. Paul said, "Construction activities continued during our third quarter at the fastest clip since we broke ground in 2007, averaging more than 500 construction craftsmen on-site every working day, and spending nearly $20 million each month in construction costs alone.  Most of the major process equipment has been delivered to the site and installed, including all sixteen of our polysilicon deposition reactors to enable production of 2,500 metric tons of polysilicon per year.  Detailed engineering and procurement is substantially complete – the remaining work is primarily construction, mostly piping and electrical.   That said, we are behind schedule, and we are over budget.”

Mr. Paul continued, “Our engineering and construction contracts were originally structured as fully reimbursable, cost plus percentage fee agreements.  These were signed in calendar year 2007 when engineering and construction were booming, specifically in polysilicon, and contractors had much stronger bargaining power.  At the time, our third party process technology license packages were incomplete, so it was not possible to provide sufficiently detailed information for any engineering or construction company to develop a fixed cost and a guaranteed schedule.  As a result, our budget and schedule estimates throughout the project have been based on the best estimates we have received from our vendors. These estimates were, in turn, based on a series of assumptions regarding design, equipment specifications, and the timing of receipt of engineering drawings and equipment deliveries.  In the end, our assumptions have proven to be overly optimistic, and as a result, our estimates of budget and schedule have also proven to be overly optimistic.  Now that the engineering work is substantially complete and most of the equipment is on site, we are in a better position to estimate the total cost and schedule for completing the construction of our polysilicon plant.”

Hoku reported that its construction in progress investment in the Idaho polysilicon facility was $440 million as of December 31, 2010. The Company said that the costs primarily relate to engineering, procurement and construction, and includes approximately $11 million in capitalized interest.

Commenting further on the budget, Mr. Paul continued, “Having completed our budgetary analysis, we are revising our cost estimates. We now expect to incur approximately $600 million of capital costs before we can commence operation of the first 2,500 metric tons of production capacity. With this investment we will also have substantially completed our onsite TCS production facility. From there, we expect to invest up to an additional $100 million to complete the second phase of construction, which will allow us to commission our onsite TCS plant and add an additional 1,500 metric tons of manufacturing capacity. Thus, our revised capital budget for the full, planned 4,000 metric ton plant is now approximately $700 million.”

The Company said that the budget increases also reflected the fact that the construction schedule was originally expected to be approximately two years, but has instead been spread over four years with numerous starts and stops as a result of earlier financing-related challenges. Furthermore, commencing construction before detailed engineering was complete caused countless changes, which resulted in additional engineering and construction costs, and schedule delays.  Hoku explained it was now at a stage where the budgetary impact of these delays and changes could be determined with a higher degree of clarity.

The Company noted that planning for future growth has also substantially increased the cost to design and build the current 4,000 metric ton plant, further skewing the overall costs upward. Hoku said it had  pre-invested in the infrastructure required for a potential future expansion to 8,000 metric tons per year, including underground piping that can support this additional capacity, and steel utility racks which have been built to correspondingly higher weight load tolerances.

In an effort to control costs, the Company stated that it has strengthened its internal management team to enable more detailed reviews and audits of all project expenses, and that it has engaged an independent engineer to assist with the monitoring and control of schedule and budget.  To ensure that the final costs are fair and consistent with the Company’s contractual commitments to its vendors, the Company said that it expects to complete a thorough audit of all expenses after the project is complete.

The Company said in addition to updating its budget, it had also revised its schedule for completion.

Hoku Materials reported that it now expected to begin selectively commissioning certain areas of the plant as they become available, and it expects to commence shipment of its own material in the second half of calendar year 2011. Hoku confirmed that initial production runs would be conducted using third party trichlorosilane, or TCS, but noted that the Company had resumed engineering work on its TCS plant, and had taken delivery of a majority of the TCS production equipment.  Construction of the TCS plant is expected to commence in the first half of fiscal 2012.

Mr. Paul outlined the approach, saying, “We will experience approximately three to six months of delays in completing construction of the first 2,500 metric tons of capacity. Because of this, we will work with our customers to determine how to handle our near-term polysilicon delivery requirements.”

Mr. Paul continued, “After commissioning our first phase of installed equipment, we expect to pursue three objectives in parallel. First, we will manufacture and ship polysilicon using 2,500 metric tons of operational production capacity. Second, we will continue construction activities at our on-site chemical plant with the goal of manufacturing our own TCS on-site by the end of calendar year 2011. Finally, we will continue with our second phase of construction, installing deposition reactors and support equipment until we reach our full, planned 4,000 metric tons of production capacity.”

Regarding new financing for the project, during the quarter ended December 31, 2010 and in January 2011, Hoku reported it had secured an aggregate of $67.5 million and $19.5 million in additional debt financing through Tianwei-backed credit agreements, respectively. In February 2011, Hoku entered into a $19 million credit agreement with the New York branch of CITIC Bank International Limited, which Tianwei intends to support through the issuance of standby letters of credit.  The first $3 million was made available this week, and the balance will become available as additional standby letters of credit are issued.

“In terms of additional financing,” continued Mr. Paul, “We believe that we can continue to rely on Tianwei and its resources to finance our remaining construction and operating expenses; however, we expect to compensate Tianwei for its collateral support.  The amount and type of compensation has not been determined, but we expect that it will include equity.  We are also in discussions with other lenders and investors, and we have not ruled out the possibility of raising additional equity through an investor other than Tianwei.”

The Company provided an update on staffing in Pocatello, reporting a headcount of 85 in its Hoku Materials business unit as of December 31, 2010. Hoku said it expects to continue adding staff until reaching approximately 150 personnel in Pocatello by the end of fiscal year 2011.

Hoku Solar Update

Commenting on Hoku Solar, Mr. Paul said, "In the last quarter, we commissioned six rooftop PV systems in Hawaii, and we continue to advance our PV design and advisory services with select clients, several of whom have a nationwide real estate footprint.”

The Company said it continued recruiting and adding staff in Hawaii to pursue these various opportunities, including sales personnel, project developers, design engineers, construction professionals and project managers.

“We continue to build our track record in PV integration and solar project development, and firmly believe that Hoku Solar will be the long-term growth business for Hoku,” said Mr. Paul. “Once our polysilicon facility is operational, we expect to focus our efforts on growing Hoku Solar.  We are already working closely with Tianwei, which has more than fifty years of operating history and a strong, vertically-integrated photovoltaic products value chain, to realize the full potential of this long term relationship.”

Summary

Mr. Paul summarized the Company's prospects saying, "We are encouraged by the steady progress in our solar and polysilicon businesses, and we feel that we have much better clarity on our schedule and budget for initiating commercial production of polysilicon in Idaho. Importantly, we continue to enjoy the full support of Tianwei to achieve our goals.”

Conference Call Information

Hoku Corporation has scheduled a conference call on Thursday, February 10, 2010 at 5:00 p.m., Eastern Time, to discuss results for the Company's third quarter fiscal year 2011 ended December 31, 2010 and the Company's business outlook. All interested parties are invited to call-in. To participate, please call (877) 312-8619. A live webcast can also be accessed by going directly to the Company's website at www.hokucorp.com and selecting the conference call link on the home page. A playback of the webcast will be available on the Company's website until the Company's conference call to discuss its financial results for its fourth quarter and fiscal year 2011.

About Hoku Corporation

Hoku Corporation (NASDAQ: HOKU) is a solar energy products and services company with two business units: Hoku Materials and Hoku Solar. Hoku Materials plans to manufacture, market and sell polysilicon for the solar market from its plant currently under construction in Pocatello, Idaho. Hoku Solar markets and installs turnkey photovoltaic systems and provides related services. For more information, visit www.hokucorp.com.

Hoku, Hoku Solar, and the Hoku Corporation logo are trademarks of Hoku Corporation, and Hoku Materials is the trademark of Hoku Materials, Inc., all rights reserved. All other trademarks, trade names and service marks appearing in this press release are the property of their respective holders.

© Copyright 2011, Hoku Corporation, all rights reserved.

Contacts for Hoku Corporation:

Hoku Corporation
Tel: 808-682-7800
Email: ir@hokucorp.com

Forward-Looking Statements

This press release contains forward-looking statements that involve many risks and uncertainties. In some cases, you can identify forward-looking statements by terms such as "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" and similar expressions intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements about the Company’s future growth, financing of the completion and operations of its polysilicon facility, financing support from Tianwei, the timing and completion of polysilicon facility milestones, and the timing of the commencement and ramping up of commercial production of polysilicon, and the Company’s ability to develop PV systems and compete in emerging solar markets.  These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the Company’s ability to secure additional financing necessary to complete its planned polysilicon production facility in Pocatello, Idaho; the Company’s receipt, if at all, of additional customer prepayments based on agreed-upon schedules and contingent upon the Company meeting certain milestones under its current polysilicon supply agreements; the Company’s ability to meet its polysilicon delivery commitments under its supply agreements; the Company’s ability to complete commissioning of the first 2,500 metric tons of capacity in the second quarter of calendar year 2011; the Company’s ability to ramp its production capacity for manufacturing in the second quarter of calendar year 2011 in accordance with its operating plan; the Company’s ability to install PV systems in Hawaii, including securing financing for such installations; and the risks, uncertainties and other factors disclosed in the Company’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. In evaluating these statements, you should specifically consider the risks described in the Company’s filings with the Securities and Exchange Commission, as applicable. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Use of Non-GAAP Financial Information

To supplement its financial statements presented on a GAAP basis, the Company uses non-GAAP measures of net loss and net loss per share, which are each adjusted to exclude expenses relating to non-cash stock-based compensation, which the Company believes is appropriate to enhance an overall understanding of its past financial performance and its future prospects. As the Company uses FASB ASC 718 to calculate its non-cash stock-based compensation expense, it believes that it is useful to investors to understand how the expenses associated with the application of FASB ASC 718 are reflected on its statements of operations. The Company further believes that where the adjustments used in calculating non-GAAP net loss and non-GAAP net loss per share are based on specific, identified charges that impact different line items in the statements of operations (including cost of service and license revenue, and selling, general and administrative expense), it is useful to investors to know how these specific line items in the statements of operations are affected by these adjustments. For its internal budgets and forecasting, the Company uses financial statements that do not include non-cash stock-based compensation expense. Our use of non-GAAP financial measures has limitations that include that the non-GAAP financial measures we use may not be directly comparable to those reported by other companies.  For example, the terms used in this press release, non-GAAP net loss and non-GAAP net loss per share, do not have standardized meanings. Other companies may use the same or similarly named measures, but exclude different items, which may not provide investors with a comparable view of our performance in relation to other companies. We seek to compensate for this limitation by providing a detailed reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures in the tables attached to this press release.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for net loss or net loss per share prepared in accordance with GAAP. Whenever the Company uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.

HOKU CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended December 31,		Nine months Ended December 31,
	2010	2009	2010	2009
Service and license revenue	$1,242	$259	$3,357	$1,831
Total revenue	1,242	259	3,357	1,831

Cost of service and license revenue (1)	948	65	2,365	1,489
Total cost of revenue	948	65	2,365	1,489

Gross margin	294	194	992	342

Operating expenses:
Selling, general and administrative (1)	3,344	1,492	8,801	4,095
Total operating expenses	3,344	1,492	8,801	4,095

Loss from continuing operations	(3,050)	(1,298)	(7,809)	(3,753)

Interest and other income	27	16	166	267
Net loss from continuing operations	(3,023)	(1,282)	(7,643)	(3,486)

Discontinued operations:
Income from discontinued operations	—	—	—	51

Net loss	(3,023)	(1,282)	(7,643)	(3,435)

Net income (loss) attributable to the noncontrolling interest	23	(17)	97	(35)

Net loss attributable to Hoku Corporation	$(3,046)	$(1,265)	$(7,740)	$(3,400)

Basic net loss per share attributable to Hoku Corporation	$(0.06)	$(0.06)	$(0.14)	$(0.16)

Diluted net loss per share attributable to Hoku Corporation	$(0.06)	$(0.06)	$(0.14)	$(0.16)

Shares used in computing basic net loss per share	54,724,354	21,448,922	54,641,657	21,062,417

Shares used in computing diluted net loss per share	54,724,354	21,448,922	54,641,657	21,062,417

(1) Includes stock-based compensation as follows:
Cost of service and license revenue	$—	$1	$—	$8
Selling, general and administrative	175	295	755	723

HOKU CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share and per share data)

	December 31, 2010	March 31, 2010
Assets
Cash and cash equivalents	$10,249	$6,962
Accounts receivable	800	249
Inventory	661	894
Costs of uncompleted contracts	437	93
Other current assets	309	856
Total current assets	12,456	9,054

Deferred cost of debt financing	922	1,175
Property, plant and equipment, net	442,898	287,975

Total assets	$456,276	$298,204

Liabilities and Equity
Accounts payable and accrued liabilities	$32,008	$22,660
Deferred revenue	65	6
Deposits – Hoku Materials	16,194	11,134
Other current liabilities	211	204
Total current liabilities	48,478	34,004

Notes payable, net	182,819	37,709
Long-term deposits – Hoku Materials	124,006	115,866

Total liabilities	355,303	187,579

Commitments and Contingencies
Equity:
Preferred stock, $0.001 par value. Authorized 5,000,000 shares; no shares issued and outstanding as of December 31, 2010 and March 31, 2010
Common stock, $0.001 par value. Authorized 100,000,000 shares; issued and outstanding 55,043,254 and 54,853,677 shares as of December 31, 2010 and March 31, 2010, respectively	55	54
Warrant to purchase common stock	12,884	12,884
Additional paid-in capital	115,417	114,748
Accumulated deficit	(28,341)	(20,601)
Total Hoku Corporation shareholders’ equity	100,015	107,085
Noncontrolling interest	958	3,540
Total equity	100,973	110,625
Total liabilities and equity	$456,276	$298,204

HOKU CORPORATION AND SUBSIDIARIES

Reconciliations from GAAP Net Loss and GAAP Net Loss per share to Non-GAAP Net Loss and Non-GAAP Net Loss per share
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2010	2009	2010	2009
GAAP net loss attributable to Hoku Corporation	$(3,046)	$(1,265)	$(7,740)	$(3,400)
Stock-based compensation expense	175	296	755	731

Non-GAAP net loss attributable to Hoku Corporation	$(2,871)	$(969)	$(6,985)	$(2,669)

GAAP basic net loss per share attributable to Hoku Corporation	$(0.06)	$(0.06)	$(0.14)	$(0.16)
Basic stock-based compensation expense per share	0.01	0.01	0.01	0.03

Non-GAAP basic net loss per share attributable to Hoku Corporation	$(0.05)	$(0.05)	$(0.13)	$(0.13)

GAAP diluted net loss per share attributable to Hoku Corporation	$(0.06)	$(0.06)	$(0.14)	$(0.16)
Diluted stock-based compensation expense per share	0.01	0.01	0.01	0.03

Non-GAAP diluted net loss per share, attributable to Hoku Corporation	$(0.05)	$(0.05)	$(0.13)	$(0.13)